Ballantyne Strong Announces Resignation of Sam Freitag from Board of Directors

OMAHA, Nebraska (August 30, 2018) – Ballantyne Strong, Inc. (NYSE American: BTN), a holding company with diverse business activities focused on serving the cinema, retail, financial, advertising and government markets, today announced the resignation of Sam Freitag from the Company’s Board of Directors. Mr. Freitag has been a member of Ballantyne Strong’s Board of Directors for over 7 years.

Kyle Cerminara, Chairman and CEO of Ballantyne Strong, Inc. commented, “We would like to thank Sam Freitag for his service to Ballantyne Strong during a very important period in the Company’s history. We wish him well in his future endeavors.”

About Ballantyne Strong, Inc. (www.ballantynestrong.com)

Ballantyne Strong and its subsidiaries engage in diverse business activities including the design, integration and installation of technology solutions for a broad range of applications; development and delivery of out-of-home messaging, advertising and communications; manufacturing of projection screens; and providing managed services including monitoring of networked equipment. The Company focuses on serving the cinema, retail, financial, advertising and government markets.

CONTACT:

Lance Schulz

Chief Financial Officer

402/829-9427